                                                                     EXHIBIT 5.1

                       REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors
   and Shareholders of PMT Services, Inc.


In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income, of changes in shareholders' equity and of cash flows present fairly, in all material respects, the financial position of PMT Services, Inc. and its subsidiaries at July 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended July 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

As described in Note 1 to the consolidated financial statements, the Company changed its method of accounting for income taxes in fiscal 1994.

As described in Note 3 to the consolidated financial statements, PMT Services, Inc. merged with Fairway Marketing Group (December 23, 1996), Bancard Systems, Inc. (January 27, 1997) and Retail Payment Services, Inc. (January 30, 1997) (the Acquired Entities) in transactions accounted for as poolings of interests. The accompanying consolidated financial statements give retroactive effect to the merger of PMT Services, Inc. with the Acquired Entities.


/s/ Price Waterhouse LLP

Nashville, TN
September 13, 1996,
except as to the poolings of interests with the Acquired Entities which is as of January 30, 1997

                               PMT SERVICES, INC.

                           CONSOLIDATED BALANCE SHEET

                                                                               JULY 31,
                                                                       -------------------------
                                                                           1995       1996
                                                                       -----------  ------------

ASSETS
Current assets:
   Cash and  cash equivalents.........................                 $ 1,351,311  $106,329,848
   Accounts receivable................................                   5,325,376     8,403,918
   Inventory..........................................                     633,929       760,620
   Deferred income taxes..............................                     262,966       265,661
   Other current assets...............................                     285,547       798,266
                                                                       -----------  ------------
      Total current assets............................                   7,859,129   116,558,313
   Purchased merchant portfolios, net of accumulated
      amortization of 4,040,830 and $9,128,708........                 $36,974,081    62,075,590
   Property and equipment, net........................                   3,759,518     4,751,080
   Deferred income taxes..............................                     581,453     1,343,867
   Intangible and other assets........................                   6,193,790     6,219,235
                                                                       -----------  ------------
      Total assets....................................                 $55,367,971  $190,948,085
                                                                       ===========  ============
LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
   Current portion of long-term debt.................                  $   185,336  $     40,000
   Accounts payable..................................                    3,865,073     4,736,939
   Accrued liabilities...............................                    3,277,027     4,937,445
   Deferred revenues.................................                      285,728       230,496
                                                                       -----------  ------------
      Total current liabilities......................                    7,613,164     9,944,880
   Long-term debt....................................                   16,795,164     1,014,991
                                                                       -----------  ------------
      Total liabilities..............................                   24,408,328    10,959,871
                                                                       -----------  ------------

Shareholders' equity:
  Preferred stock, $0.01 par value, authorized:
       10,000,000 shares; no shares outstanding
  Common stock, $0.01 par value, authorized:
       100,000,000 shares; issued
       8,208,186 and 36,435,860 shares...............                       82,082       364,359
  Additional paid-in capital.........................                   25,707,140   166,637,622
  Treasury stock, at cost: 13,068 and 1,188 shares...                      (68,500)      (12,000)
  Accumulated earnings...............................                    5,238,921    12,998,233
                                                                       -----------  ------------
                                                                        30,959,643   179,988,214
                                                                       -----------  ------------
Commitments and contingent liabilities
 (Notes 3, 11 and 14)
      Total liabilities and shareholders' equity.....                  $55,367,971  $190,948,085
                                                                       ===========  ============

   The accompanying notes are an integral part of these financial statements.

                               PMT SERVICES, INC.

                        CONSOLIDATED STATEMENT OF INCOME

                                                                       YEAR ENDED JULY 31,
                                                             ----------------------------------------
                                                                1994          1995          1996
                                                             -----------  ------------  -------------

     Revenues..................................              $88,151,049  $127,977,964   $197,657,449
     Cost of revenues..........................               67,637,663    95,968,781    149,139,941
                                                             -----------  ------------   ------------
      Gross margin.............................               20,513,386    32,009,183     48,517,508

     Selling, general and administrative
      expenses.................................               13,899,679    20,705,618     27,460,091
     Depreciation and amortization expense.....                1,687,354     3,573,567      7,635,671
     Provision for merchant losses.............                  486,993       520,245      1,653,705
     Stock award compensation..................                  239,659       241,477             --
                                                              ----------  ------------   ------------
                                                              16,313,685     25,040,907    36,749,467
                                                              ----------     ----------   -----------

     Income from operations....................                4,199,701      6,968,276    11,768,041
     Interest income...........................                   32,988        313,073     2,107,547
     Interest expense..........................                 (435,204)      (285,933)     (378,823)
     Other income, net.........................                       --             --       703,896
                                                              ----------     ----------   -----------
     Income before provision for income taxes
      and change in accounting principle.......                3,797,485      6,995,416    14,200,661
     Provision for income taxes................                1,447,576      2,674,327     5,392,564
                                                              ----------     ----------   -----------
     Income before change in accounting
      principle................................                2,349,909      4,321,089     8,808,097
     Cumulative effect of change in
      accounting principle.....................                  312,800             --            --
                                                              ----------     ----------   -----------
        Net income.............................               $2,662,709     $4,321,089   $ 8,808,097
                                                              ==========    ===========   ===========
     Per share data:
     Income before change in accounting
      principle................................               $     0.14     $     0.17   $      0.27

     Cumulative effect of change in
      accounting principle.....................                     0.02             --            --
                                                              ----------     ----------   -----------
        Net income per share...................               $     0.16     $     0.17   $      0.27
                                                              ==========    ===========   ===========

   The accompanying notes are an integral part of these financial statements.

                               PMT SERVICES, INC.

           CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY


                                                  ADDITIONAL    ACCUMULATED                                  TOTAL
                                       COMMON       PAID-IN       EARNINGS     TREASURY     UNEARNED     SHAREHOLDERS'
                                        STOCK       CAPITAL      (DEFICIT)      STOCK     COMPENSATION       EQUITY
                                      ---------  -------------  ------------  ----------  -------------  --------------

Balance at July 31, 1993............  $ 36,802   $  1,556,480   ($   569,134)                ($481,136)   $    543,012

  Stock awards vested...............                                                           239,659         239,659
  Shares issued.....................       200         53,500                                                   53,700
  Stock warrants issued.............                  261,000                                                  261,000
  Purchase of treasury stock........                                           ($45,000)                       (45,000)
  Distributions of Subchapter S
    Corporations, prior to pooling..                               (229,950)                                  (229,950)
  Reissuance of treasury stock......                   (3,000)                    3,000                             --
  Net income for  the year..........                              2,662,709                                  2,662,709
                                      --------   ------------   -----------   ---------   ------------    ------------

Balance at July 31, 1994............    37,002      1,867,980     1,863,625     (42,000)      (241,477)      3,485,130

  Stock awards vested...............                  926,597                                  241,477       1,168,074
  Shares issued.....................    24,209     15,891,283                                               15,915,492
  Expiration of put options on
      redeemable common stock.......    19,224      6,502,083                                                6,521,307
  Stock warrants exercised..........     1,301        418,615                                                  419,916
  Stock options exercised...........       346        106,582                                                  106,928
  Acquire majority interest in
     subsidiary.....................                               (510,545)                                  (510,545)
  Purchase of treasury stock........                                            (32,500)                       (32,500)
  Reissuance of treasury stock......                   (6,000)                    6,000                             --
  Distributions of Subchapter S
     Corporations, prior to pooling.                               (435,248)                                  (435,248)
Net income for the year.............                              4,321,089                                  4,321,089
                                      --------   ------------   -----------   ---------   ------------    ------------

Balance at July 31, 1995............    82,082     25,707,140     5,238,921     (68,500)            --      30,959,643

  Shares issued.....................    58,520    140,746,488                                              140,805,008
  Stock options exercised...........       448        475,803                                                  476,251
  Stock splits......................   223,309       (223,309)                                                      --
  Purchase of treasury stock........                                            (12,000)                      (12,000)
  Reissuance of treasury stock......                  (68,500)                   68,500                            --
  Minority shareholders'
     contribution...................                                120,000                                    120,000
  Martin Howe fiscal year
     conversion.....................                               (356,914)                                  (356,914)
  Distributions of Subchapter S
     Corporations, prior to pooling.                               (811,871)                                  (811,871)
Net income for the year.............                              8,808,097                                  8,808,097
                                      --------   ------------   -----------   ---------   ------------    ------------

Balance at July 31, 1996............  $364,359   $166,637,622   $12,998,233    ($12,000)  $         --    $179,988,214
                                      ========   ============   ===========   =========   ============    ============





   The accompanying notes are an integral part of these financial statements.

                               PMT SERVICES, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                        YEAR ENDED JULY 31,
                                                            -------------------------------------------
                                                                1994          1995            1996
                                                            ------------  -------------  --------------
Reconciliation of net income to net cash provided by
    operating activities:
    Net income............................................  $ 2,662,709   $  4,321,089    $  8,808,097
    Martin Howe fiscal year conversion....................           --             --        (356,914)
    Adjustments:
       Depreciation and amortization expense..............    1,687,354      3,573,567       7,635,671
       Provision for merchant losses......................      486,993        520,245       1,653,705
       Stock award compensation and other.................      239,659        241,477              --
       Deferred income taxes..............................     (454,063)        48,220        (765,109)
       Gain on sale of property and equipment.............           --         (8,714)             --
       Gain on sale of merchant portfolio.................           --        (80,198)             --
       Changes in assets and liabilities:
          Accounts receivable.............................   (1,663,173)    (1,815,087)     (3,078,542)
          Inventory.......................................      (50,261)      (290,065)       (126,691)
          Other assets....................................   (2,147,733)    (1,942,090)         82,751
          Accounts payable................................    1,786,084         61,431         871,866
          Accrued liabilities.............................    1,620,963        297,255         324,857
          Deferred revenues...............................      (56,123)       169,677         (55,232)
                                                            -----------   ------------    ------------
Net cash provided by operating activities.................    4,112,409      5,096,807      14,994,459
Cash flows from investing activities:
   Purchase of merchant portfolios........................   (8,415,055)   (24,752,658)    (32,341,624)
   Purchase of property and equipment.....................   (1,507,291)    (2,098,130)     (2,008,033)
   Proceeds from sale of merchant portfolio...............           --         80,198              --
   Proceeds from sale of property and equipment...........           --         37,000              --
                                                            -----------   ------------    ------------
               Net cash used in investing activities......   (9,922,346)   (26,733,590)    (34,349,657)
                                                            -----------   ------------    ------------
Cash flows from financing activities:
   Proceeds from issuance of long-term debt...............    7,650,000     16,587,500         789,656
   Payments on long-term debt.............................   (1,163,170)   (12,841,003)    (16,715,165)
   Proceeds from issuance of common stock.................           --     17,098,894     140,963,115
   Payments to repurchase treasury stock..................      (45,000)       (32,500)        (12,000)
   Proceeds from minority shareholders' contributions.....           --             --         120,000
   Distributions of Subchapter S Corporations.............     (229,950)      (435,248)       (811,871)
                                                            -----------   ------------    ------------
               Net cash provided by financing activities..    6,211,880     20,377,643     124,333,735
                                                            -----------   ------------    ------------

Net increase (decrease) in cash and cash equivalents......      401,943     (1,259,140)    104,978,537
Cash and cash equivalents at beginning of year............    2,208,508      2,610,451       1,351,311
                                                            -----------   ------------    ------------
Cash and cash equivalents at end of year..................  $ 2,610,451   $  1,351,311    $106,329,848
                                                            ===========   ============    ============

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for income taxes................................  $   901,411   $  2,820,755    $  5,610,989
Cash paid for interest....................................      425,204        268,613         362,873

SUPPLEMENTAL SCHEDULE OF NONCASH ACTIVITIES:

     In connection with the purchase of merchant portfolios in fiscal years 1994 and 1995, the Company issued promissory notes totaling $5,061,804 and $80,500, respectively.

       The Company recognized a tax benefit of $318,517 for the year ended July 31, 1996 for the excess of the fair market value at the exercise date over that at the award date for stock options exercised.

          In connection with the purchase of a merchant portfolio in March 1994, the Company issued 312,500 shares of common stock.

     In connection with an agreement between the Company and a processing bank entered into simultaneously with the purchase of a merchant portfolio in March 1994, the Company issued warrants to purchase 120,000 shares of common stock.

   The accompanying notes are an integral part of these financial statements.

                               PMT SERVICES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Operations

PMT Services, Inc. (the "Company") markets and services electronic credit card authorization and payment systems to merchants. The Company provides these services to merchants pursuant to contracts between the Company and various processing banks. Generally the Company's agreements with the processing banks contain certain aspects of both marketing and service. Although the marketing portion of the agreements is limited as to time, the service portion of substantially all of these agreements is not. The marketing aspects expire at dates ranging from 1996 to 2002 unless extended by either party.

Basis of Consolidation

          The consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries. Interests in the majority-owned subsidiaries are reported using the full consolidation method. All material intercompany balances and transactions are eliminated.

Basis of presentation

          Certain financial statement items have been reclassified to conform to the current year's presentation. The consolidated financial statements give retroactive effect to certain mergers consummated in the fourth quarter of fiscal 1996 and subsequent to July 31, 1996 which were accounted for as poolings of interests (Note 3).

Management estimates

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue and cost recognition

          Revenues derived from the electronic processing of transactions (merchant discount rate and related fees) on the credit card authorization equipment are recognized at the time the merchants' transactions are processed. Related commissions and processing charges are also recognized at that time.

                               PMT SERVICES, INC.

          Revenues related to the direct sale of credit card authorization equipment are recognized when the equipment is shipped. Installation fees related to both the direct sale and the marketing of this equipment are recognized when installation is completed. Fees received in advance of shipment or installation are not recognized as revenue until earned.

          Cost of revenues includes interchange fees paid to the credit card-issuing bank and fees paid to the network service provider, VISA and MasterCard and the processing bank. These costs are recognized at the time the merchants' transactions are processed and the related revenue is recorded.

          The Company recognizes as revenue in its statement of income the full discount rate and fees collected from the merchant. The various costs incurred by the Company, including amounts paid to the card-issuing bank, the processor and network service provider, are reflected as costs of revenues. In accordance with the Company's contracts with its processing banks, all of the funds collection and most of the disbursement function is performed on behalf of the Company by the processing bank. At month end, the processing bank collects the total discount rate and fees from the merchants and disburses to each of the service providers their fees. Disbursements for the interchange fee paid to the card-issuing bank are made daily. Shortly after month end, the processing bank disburses to the Company the remainder of the funds collected from the merchant which represents a significant portion of the Company's gross margin.

          The Company presents its consolidated Statement of Cash Flows on the indirect method as allowed by SFAS 95. Certain amounts in prior periods have been reclassified to conform with this presentation.

Cash equivalents

          The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

Financial instruments

          The Company has various financial instruments, including cash, time deposits, receivables, accounts payable, revolving credit facilities and accrued liabilities. Cash, time deposits, receivables, accounts payable and accrued liabilities are settled within a year and are not subject to market rate
fluctuations.   Revolving  credit facilities are at variable market rates. The carrying value of these financial instruments approximates their fair market values at July 31, 1995 and 1996.

                               PMT SERVICES, INC.

Accounts receivable

          Accounts receivable primarily comprise amounts due from processing banks which represent the discount rate and fees earned, after related interchange fees and other processing costs, on transactions processed during the month ending on the balance sheet date. Such balances are received from processing banks approximately 20 days following the end of each month.

Inventory

          Inventory of credit card authorization equipment is stated at the lower of cost or market, with cost being determined by specific identification.

Property and equipment

          Property and equipment are recorded at cost. Depreciation is computed using straight-line and accelerated methods over the estimated useful lives of the assets ranging from 3 to 10 years.

Purchased merchant portfolios

          Purchased merchant portfolios are recorded at acquired cost. Amortization expense is recognized on a straight-line basis over 10 years. Purchased merchant portfolios are evaluated by management for impairment at each balance sheet date through review of actual attrition and projected undiscounted cash flows generated by each merchant portfolio in relation to the unamortized cost of each merchant portfolio. If, upon review, an impairment of the value of the purchased merchant portfolio is indicated, amortization will be accelerated to recognize the diminution in value.

Reserve for chargebacks and merchant fraud

          Disputes between a cardholder and a merchant periodically arise as a result of cardholder dissatisfaction with merchandise quality or merchant services and the disputes may not be resolved in the merchant's favor. In these cases, the transaction is "charged back" to the merchant and the purchase price is refunded by the merchant. If the merchant is unable to grant a refund, the Company or, under limited circumstances, the Company and the processing bank, must bear the credit risk for the full amount of the transaction. The Company evaluates its risk and estimates its potential loss for chargebacks based on historical experience. A provision for these estimated losses is provided in the same period as the related revenues.

                               PMT SERVICES, INC.

Income taxes

          On August 1, 1993, the Company adopted the provisions of Statement of Financial Accounting Standards No. 109 (SFAS 109) as required. Under SFAS 109, the liability method is used in accounting for income taxes, whereby deferred tax assets and liabilities are recognized for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. The tax benefit of deductible temporary differences is reflected within the various components of deferred tax assets and recognized if the realization thereof is more likely than not (Note 13). The Company recognized a benefit of $312,800 for deductible temporary differences upon adoption of SFAS 109. This amount is presented as the cumulative effect of change in accounting principle in the Company's statement of income for the year ended July 31, 1994.

Net income per share

          Net income per share for the fiscal years 1994, 1995 and 1996 is calculated based on weighted average shares of common stock outstanding of 17,131,684, 25,063,303 and 32,663,023, respectively.

Stock splits

          On May 13, 1994, the Board of Directors approved a stock split of four shares of $0.01 par value common stock for one to be effected in the form of a stock dividend. The stock split was effective June 10, 1994. On December 14, 1995 the Board of Directors approved a two for one stock split and on May 17, 1996 approved a three-for-two stock split, each to be effected in the form of a stock dividend. The stock splits for December 14, 1995 and May 17, 1996 were effective for shareholders of record at the close of business on December 29, 1995 and May 28, 1996, respectively. All earnings per share information included in the accompanying financial statements has been adjusted to give retroactive effect to the stock splits for all periods presented. Additionally, all share information stated in Note 9 has been adjusted to give retroactive effect to the stock splits.

                               PMT SERVICES, INC.

NOTE 2 - STOCK OFFERINGS:

          In August 1994, the Company consummated an initial public offering of 3,565,000 shares of common stock, 2,315,000 shares of which were offered by the Company (the "Offering"). In connection with the Offering, the Company received
net proceeds of approximately  $15.9  million,  after   deducting  underwriting
discounts and commissions and expenses of the Offering. The net proceeds were used to repay a $4.9 million noninterest bearing note payable and all borrowings outstanding under the Company's revolving line of credit and bridge loan. The remainder of the net proceeds were used to fund merchant purchases, upgrade the Company's information systems and for working capital needs.

          Upon the effective date of the Offering, vesting of management stock awards for 439,084 shares of common stock was accelerated and the remaining unearned compensation of $241,000 was immediately recognized. The Company received a tax deduction in fiscal 1995 for the fair value of the vested stock on the effective date of the Offering. Compensation expense related to the stock awards was recognized in the financial statements based upon the fair value of the common stock at the date of the awards of $2.48 per share. The tax benefit arising from the excess of fair value at the vesting date over that at the award date of approximately $927,000 is recognized as additional paid-in capital.

          Warrants for 130,060 shares of the Company's common stock were exercised concurrent with the effective date of the Offering at a weighted average exercise price of $3.23. Additionally, the Company delivered 112,500 shares of common stock to the seller in connection with the March 1994 purchase of a merchant portfolio.

          In October 1995, the Company consummated a second public offering of 2,156,250 shares of common stock, 1,931,250 of which were offered by the Company. The Company received net proceeds of approximately $40.8 million, after deducting underwriting discounts and commissions and expenses of the offering, and repaid all borrowings outstanding under its revolving line of credit.

          The Company offered 3,910,000 shares of its common stock in a third public offering consummated in April 1996. The Company received net proceeds of approximately $100 million after deducting underwriting discounts and commissions and estimated expenses of the offering.

                               PMT SERVICES, INC.

NOTE 3 - MERGERS AND ASSET PURCHASES:

Mergers

     During fiscal year 1996, the Company began issuing common stock to acquire companies with both existing merchant portfolios and sales organizations capable of generating new accounts.

     In the fourth quarter of fiscal year 1996 and the first and second quarters of fiscal year 1997, the Company consummated five acquisitions by issuing common stock in exchange for all of the outstanding common stock of the companies acquired, four of which were material for retroactive restatement. These transactions were accounted for as poolings of interests and are summarized below:


     COMPANY ACQUIRED                     DATE            SHARES ISSUED
  Martin-Howe Associates (MHA)         July 1, 1996             594,011
  Fairway Marketing Group (Fairway)    December 23, 1996        424,999
  Bancard Systems, Inc. (BSI)          January 27, 1997       3,131,250
  Retail Payment Services, Inc. (RPS)  January 30, 1997         567,519


     PMT's consolidated financial statements have been restated to include the accounts of MHA, Fairway, BSI and RPS for all periods presented by including the historical results of the Acquired Entities. The historical results of these four pooled entities reflect each of their actual operating cost structures and, as a result, do not necessarily reflect the cost structure of the newly combined entity. Significant, unusual and non-recurring costs affecting fiscal year 1996 operating results of the pooled entities include a single fraud loss of $890,000, recognition of $400,000 for the write-down of certain assets in one entity, and executive bonuses of $330,000. In aggregate, the items above comprised $1 million after-tax or $0.03 per share. Although PMT incurs merchant fraud losses each year, and recognizes an accrual each year for such possibilities, the Company's annual loss experience has historically been significantly less than the above single loss in one of the pooled entities. Additionally, no further asset impairment losses are expected from any of the assets acquired in these mergers. The historical results do not purport to be indicative of results which may occur in the future.

     MHA had a calendar year end and, accordingly, the MHA statements of income for the years ended December 31, 1993, 1994 and 1995 have been combined with the Company's statements of income for the fiscal years ended July 31, 1994, 1995 and 1996, respectively. In order to conform MHA's year end to the Company's fiscal year end, results of operations for MHA for the six-month period ended June 30, 1996 have been excluded from the consolidated statement of income for the fiscal year ended July 31, 1996. Accordingly, an adjustment has been made in fiscal year 1996 to retained earnings for the exclusion of the net loss of $356,914 for such six-month period. MHA's results of operations for this six-month period include revenues of $10,743,645, expenses of $11,022,698 and net loss before provision of income taxes of $279,053.

     Fairway and RPS were Subchapter S Corporations for income tax purposes; therefore, these entities did not pay U.S. federal income taxes. Fairway and RPS will be included in the Company's U.S. federal income tax return effective December 23, 1996 and January 30, 1997, respectively.

                               PMT SERVICES, INC.

Separate revenues, net income and related per share amounts of the merged entities for the periods prior to the mergers are presented in the following table. In addition, the table includes unaudited pro forma net income and net income per share amounts which reflect pro forma adjustments to present income taxes on the basis on which they will be reported in future periods.

                                  YEAR ENDED      YEAR ENDED      YEAR ENDED
                                 JULY 31, 1994  JULY 31, 1995   JULY 31, 1996
                                 -------------  --------------  --------------

     Revenues
      PMT                          $53,506,857   $ 75,242,866    $136,254,139
      MHA                            7,689,671     13,764,195      13,585,887
      BSI                            9,668,196     16,808,554      21,540,196
      Other                         17,286,325     22,162,349      26,277,227
                                   -----------   ------------    ------------
     Revenues, as reported         $88,151,049   $127,977,964    $197,657,449
                                   -----------   ------------    ------------

     Net Income (Loss)
      PMT                          $ 2,492,514   $  4,032,000    $  8,952,399
      MHA                               99,930       (391,845)       (327,023)
      BSI                               56,679        236,002         287,669
      Other                             13,586        444,932        (104,948)
                                   -----------   ------------    ------------
     Net income, as reported         2,662,709      4,321,089       8,808,097
     Pro forma tax effect of
       Subchapter S Corporations        (5,287)      (172,544)         38,036
                                   -----------   ------------    ------------

     Proforma net income           $ 2,657,422   $  4,148,545    $  8,846,133
                                   -----------   ------------    ------------

     Net income per share
     As reported                         $0.16          $0.17           $0.27
     Pro forma                           $0.16          $0.17           $0.27


     These unusual costs in fiscal year 1996 described above in the pooled entities, coupled with the additional common shares issued to complete the poolings, result in the restated earnings per share being less than previously reported. The decrease in fiscal year 1994 earnings per share results from each of the pooled entities being much smaller in size in that year and not contributing any significant level of earnings.

     In addition to these transactions, the Company completed a merger during the first quarter of fiscal year 1997 with Data Transfer Associates, Inc. (DTA) by issuing 500,000 shares of its common stock in exchange for all the outstanding stock of DTA. This transaction was not considered material for retroactive restatement.

Asset Purchases

          The Company purchases merchant portfolios which provide the Company the right to service specific merchants under contract to processing banks for electronic authorization and payment processing. The Company purchased five portfolios in fiscal year 1994 and nine portfolios in fiscal year 1995. In fiscal year 1996, the Company purchased four merchant portfolios. These acquisitions were accounted for as purchase transactions, and accordingly, the operating results of the merchant portfolios are included in the Company's results of operations from the effective dates of the acquisitions.


         In connection with the purchase of merchant portfolios, the Company may enter into a noncompetition agreement with the sellers of the portfolios. In such cases, a portion of the purchase price of each merchant portfolio is allocated to the related noncompetition agreement (Note 5). Amortization expense related to purchased merchant portfolios was $947,278, $2,283,638 and $5,642,084 in fiscal years 1994, 1995 and 1996, respectively.

          Individually significant purchase transactions are as follows:

          CROWN CARD SERVICES - The Company acquired the merchant portfolio and retained the sales force of Crown Card Services, Inc. ("Crown Card") on January 1, 1994. The total purchase price for the merchant portfolio was $853,700, of which $630,000 was paid in cash. A noninterest bearing note payable for $170,000 and 20,000 shares of common stock valued at $53,700 were issued to Crown Card.

                               PMT SERVICES, INC.

          ABC - The Company purchased a merchant portfolio from Bankcard America, Inc. ("ABC") in April 1995 for a purchased price of $7,674,990. The Company paid $2,600,000 in cash, issued a $400,000 note payable with interest at 3% due May 1, 1995 and issued a $4,700,000 note payable with interest at 3% due July 1, 1995. The Company incurred direct costs and expenses related to the purchase of approximately $1,300,000. The purchase agreement provided additional consideration of $2,500,000 payable to the seller contingent upon the seller's ability to negotiate the transfer of the merchant accounts from the current processing bank to the Company's primary processing bank. In May 1995, an agreement was entered into providing for transfer of the merchant accounts and the Company paid $2,500,000 representing additional purchase price for the merchant portfolio.

          In connection with the purchase, the Company signed a guaranty for a $1,000,000 note payable to the current processing bank by ABC expiring May 9, 1998. The Company received a security interest in stock warrants to purchase 120,000 shares of the Company's common stock currently held by a shareholder of ABC. Additionally, beginning June 1995, the Company's primary processing bank required a security deposit of $1,500,000 for a period of six months due to the conversion of other merchant portfolios to this bank. Approximately $1,000,000 plus accrued interest was returned to the Company in March 1996. A sum of $500,000 will remain on deposit with this primary processing bank as long as the Company participates in the bank's Association Marketing Agreement. This amount is reflected as other current assets on the Company's balance sheet at July 31, 1996.

          TERMNET AND CPS - In July 1995, the Company purchased two merchant portfolios which were financed under the Company's credit facility. The Company paid $6,200,000 to TermNet Merchant Services, Inc. ("TermNet") for a merchant portfolio and inventory. The Company paid $5,951,000 to Consumer Payment Services, Inc. ("CPS") for the second purchase in July 1995. In addition to the CPS merchant portfolio, the Company also obtained a merchant terminal lease portfolio, inventory and other office assets.

          IMPERIAL BANK - In October 1995, the Company purchased a merchant portfolio from Imperial Bank ("Imperial") for $8,650,000 with a portion of the proceeds from the Company's second public offering.

          UMB - In March 1996, the Company purchased a merchant portfolio from UMB Bank ("UMB") for $13,500,000 with a portion of the proceeds from the Company's second public offering. Additionally, the Company purchased merchant equipment inventory from UMB in the transaction.

          Unaudited pro forma operating results are presented below to provide additional information relative to the potential effect upon the Company's operations of significant acquisitions. Pro forma information is provided only for acquisitions meeting certain size and other requirements set forth by the Securities and Exchange Commission. Each of the above acquisitions meet these requirements and are included in the unaudited pro forma summary for the periods specified below.


                                EFFECTIVE         INCLUDED IN
                                 DATE OF       PRO FORMA RESULTS
                                PURCHASES     BEGINNING FISCAL YEAR
                                ---------     ---------------------
       Crown Card              January 1, 1994       1994
       ABC                     April 1, 1995         1994
       TermNet                 July 1, 1995          1994
       CPS                     July 1, 1995          1994
       Imperial                October 1, 1995       1995
       UMB                     March 1, 1996         1995


                               PMT SERVICES, INC.

       These unaudited pro forma results have been prepared for comparative purposes and do not purport to be indicative of what would have occurred had the purchases been made at the beginning of fiscal year 1994 or fiscal year 1995, or of results which may occur in the future.


                                                PRO FORMA      PRO FORMA      PRO FORMA
                                               YEAR ENDED     YEAR ENDED     YEAR ENDED
                                              JULY 31, 1994  JULY 31, 1995  JULY 31, 1996
                                              -------------  -------------  -------------
Revenues                                       $131,196,533   $200,815,047   $217,988,780
Income before extraordinary item
   and change in accounting principle          $    803,311   $  2,765,016   $  8,903,408
Net income                                     $  1,116,211   $  2,765,016   $  8,903,408

Income per share before extraordinary
   item and change in accounting principle     $       0.05   $       0.11   $       0.27
Net income per share                           $       0.07   $       0.11   $       0.27


     In addition to the above transactions, the Company consummated acquisitions of four merchant portfolios subsequent to July 31, 1996, accounted for as purchase transactions. These merchant portfolio acquisitions accounted for approximately 19,000 merchant accounts. Operating results of the merchant portfolios will be included in the Company's financial statements beginning on the effective dates of the purchases.

                               PMT SERVICES, INC.


NOTE 4 - PROPERTY AND EQUIPMENT:
                                                 JULY 31,
                                        --------------------------
                                            1995          1996
                                        ------------  ------------
Office equipment......................  $ 2,350,182   $ 3,862,560
Studio equipment......................      639,021       945,779
Credit card terminals held for lease..    1,318,931     1,640,538
Office furniture and fixtures.........      459,600       645,420
Leasehold improvements................       72,575       124,766
                                        -----------   -----------
                                          4,840,309     7,219,063
     Less:  accumulated depreciation..   (1,080,791)   (2,467,983)
                                        -----------   -----------
                                        $ 3,759,518   $ 4,751,080
                                        -----------   -----------

          The Company leases credit card terminals to merchants generally under operating leases on a month-to-month basis. Depreciation expense was $539,658, $416,970 and $979,547 in fiscal years 1994, 1995 and 1996, respectively.


NOTE 5 - INTANGIBLE AND OTHER ASSETS:

                                                 JULY 31,
                                         ------------------------
                                            1995         1996
                                         -----------  -----------
Noncompetition agreements..............   $3,148,016   $3,345,193
Restricted cash........................    2,591,748    2,397,465
Other..................................      454,026      476,577
                                          ----------   ----------
                                          $6,193,790   $6,219,235
                                          ----------   ----------

          Intangible and other assets include noncompetition agreements with various sellers of merchant portfolios purchased by the Company (Note 3).

          Amortization expense related to noncompetition agreements was $228,620, $465,147 and $860,323 in fiscal years 1994, 1995 and 1996, respectively. Accumulated amortization of noncompetition agreements was $843,357 and $1,703,680 at July 31, 1995 and 1996, respectively.

          Restricted cash represents funds withheld by certain processing banks pursuant to processing agreements to cover potential merchant losses.


NOTE 6 - ACCRUED LIABILITIES:
                                              JULY 31,
                                      ----------------------
                                         1995        1996
                                      ----------  ----------
Income taxes payable................  $  862,146  $1,408,830
Compensation and payroll taxes......   1,088,393     739,981
Accrued rent........................      55,863          --
Professional services...............          --     227,861
Accrued processing costs............     262,894     234,556
Reserve for merchant losses.........     556,673   1,459,602
State franchise taxes payable.......          --     356,042
Sales and property taxes payable....      94,480      85,938
Interest payable on long-term debt..      67,320      83,270
Other...............................     289,258     341,365
                                      ----------  ----------
                                      $3,277,027  $4,937,445
                                      ----------  ----------

                               PMT SERVICES, INC.


NOTE 7 - LONG-TERM DEBT:
                                                               JULY 31,
                                                      --------------------------
                                                          1995          1996
                                                      ------------  ------------
Revolving line of credit, due November 1, 1996
   unless converted to a term loan with monthly
   installments due over 48 months, interest
   payable monthly at prime minus .25% (8.5%
   at July 31, 1995)................................  $15,293,000            --

Noninterest bearing notes payable with interest
   imputed at 8%, issued in connection with the
   Company's purchase of merchant portfolios;
   maturing at various dates through October 1996...       80,500    $   40,000

Various lines of credit at 9% fixed rate initiated
   in 1994 and 1995; no repayment terms; debt
   serviced as funds allow..........................      225,000       570,000

Other debts repaid in 1996 or subsequent to
   acquisitions.....................................    1,362,000       439,991

Other...............................................       20,000         5,000
                                                      -----------    ----------
Total long-term debt................................   16,980,500     1,054,991
      Less:  current portion........................     (185,336)      (40,000)
                                                      -----------    ----------
                                                      $16,795,164    $1,014,991
                                                      -----------    ----------

          The Company entered into an agreement on March 22, 1994 for a $12,500,000 revolving line of credit and $2,368,000 bridge loan. This credit facility was amended and restated on May 31, 1995 and July 18, 1995, increasing the revolving line of credit to $17,500,000 and terminating the bridge loan.
The proceeds from the loans were used to purchase merchant portfolios, to repay debt and for general working capital purposes. The revolving credit facility matures on November 1, 1996 unless converted to a term loan payable in monthly installments over four years. Notes issued under the credit facility will bear interest at a rate based on LIBOR, the bank's prime rate or at a fixed rate based on the bond equivalent bid side yield of the U.S. Treasury Note. Borrowings under the agreement are secured by substantially all the Company's assets and life insurance policies on the lives of two of the Company's executive officers. The agreement contains restrictive covenants which include, among other items, maintenance of specified ratios of fixed charge coverage, debt to earnings before interest, taxes, depreciation and amortization and to net worth. The covenants also include restrictions on capital expenditures and prohibition of new indebtedness and cash dividends.

                               PMT SERVICES, INC.

NOTE 8 - SHAREHOLDERS' EQUITY;

      Changes in the shares of the Company's common stock are as follows:


  Issued at July 31, 1993...........   3,680,258
  Shares issued.....................      20,000
                                      ----------
  Issued at July 31, 1994...........   3,700,258
  Shares issued.....................   2,420,872
  Exercise of  put options..........   1,922,372
  Exercise of options and warrants..     164,684
                                      ----------
  Issued at July 31, 1995...........   8,208,186
  Shares issued.....................   5,851,961
  Exercise of options...............      44,805
  Stock dividends...................  22,330,908
                                      ----------
  Outstanding at July 31, 1996......  36,435,860
                                      ----------

  The Company's shareholders approved an increase in the amount of authorized shares of Common Stock of the Company from 40,000,000 shares to 100,000,000 shares at the Company's 1996 Annual Meeting of Shareholders.

NOTE 9 - STOCK OPTIONS AND WARRANTS:

  The Company has an incentive stock option plan, whereby the Company has reserved for issuance upon exercise of stock options a maximum of 2,295,000 shares of the Company's common stock. In addition to certain other provisions, the plan provides for the option price of the shares to be determined by the Board of Directors at the date of the grant provided, however, that in the case of incentive stock options, the option price shall be no less than 100% of the fair market value of the common stock on such date (110% in the case of an individual who owns more than 10% of the total combined voting power of all classes of stock of the Company). In the case of nonstatutory stock options, the option price shall be no less than 85% of the fair market value of the common stock on the date of grant.

  The options expire at such times as determined by the Board of Directors at the time of the grant, which shall be no later than ten years from the grant date (five years in the case of an individual who owns more than 10% of the total combined voting power of all classes of stock of the Company). The Company is authorized to loan, or guarantee loans for, the purchase price of shares issuable upon exercise of options granted under the plan.

                               PMT SERVICES, INC.

     In May 1994, the Company adopted an outside director stock option plan and amended the plan at the December 1995 annual shareholders' meeting. The plan provides for the grant of non-qualified stock options to outside directors and authorizes the issuance of up to 300,000 shares of common stock pursuant to options having an exercise price equal to the fair market value of the common stock on the date the options are granted. Options were granted to each outside director on the effective date of the Offering to purchase 30,000 shares of the Company's common stock for a total of 120,000 shares (Note 2). Options granted under the plan are exercisable one-fourth each on the first, second, third and fourth anniversaries of the grant date and expire ten years after the grant date. The status of options under the plan (reflecting all stock splits) is as follows:

                                          NUMBER          EXERCISE         EXPIRATION
                                        OF OPTIONS          PRICE             DATE
                                        ----------       ----------        -----------
   Outstanding at July 31, 1993..         458,700
                                        ---------
   Outstanding at July 31, 1994..         458,700
      Granted....................       1,361,724      $        2.67      August 11-12, 2004
      Granted....................          24,000      $        2.83      December 15, 2002
      Granted....................          15,000      $        3.54      February 21, 2005
      Terminated.................          (5,196)
      Exercised..................        (103,872)     $0.83 - $2.67
                                        ---------
   Outstanding at July 31, 1995..       1,750,356
      Granted....................          69,000      $        5.96      August 15, 2005
      Granted....................          16,500      $        9.17      November 9, 2005
      Granted....................          84,000      $        8.78      December 12, 2005
      Granted....................         150,000      $       10.29      December 12, 2005
      Granted....................          24,000      $       10.94      December 15, 2005
      Granted....................         120,000      $       10.00      December 28, 2005
      Granted....................          48,000      $       15.67      March 29, 2006
      Granted....................          40,000      $       22.25      July 16, 2006
      Terminated.................        (265,052)
      Exercised..................        (119,775)     $0.83 - $2.67
                                        ---------
   Outstanding at July 31, 1996..       1,917,029
                                        =========

   Exercisable at July 31, 1996..         558,175
                                        =========

          Options for 740,772 and 550,324 shares were available for future grant under the plan at July 31, 1995 and 1996, respectively.

          The Company has granted stock warrants which give the holder the right to purchase 120,000 shares of the Company's common stock at an exercise price of $1.25 per share. These warrants expire March 22, 2004 (Note 3).

                               PMT SERVICES, INC.

NOTE 10 - RETIREMENT PLANS:

          The Company initiated a 401(k) retirement plan, the PMT Services, Inc. 401(k) Retirement Plan, in fiscal 1996. Following the initial enrollment, employees become eligible for participation in the plan on the semi-annual enrollment date following the employee completing 12 consecutive months of employment and 1,000 hours of service or more. The Company contributes an amount equal to 50% of employee voluntary contributions up to a maximum of 6% of the employee's annual compensation. The plan expense for fiscal 1996 was $64,015.

          Prior to the merger with the Company, MHA's employees could participate in the Martin-Howe 401(k) plan. MHA matched 50% of the employee contributions up to 6% of salary. This plan was terminated subsequent to the merger with PMT Services, Inc. MHA employees became eligible for participation in the PMT 401(k) Plan effective with the merger.

NOTE 11 - LEASES:

          The Company leases equipment and office space under noncancellable operating leases. Rent expense approximated $403,576, $808,007 and $1,012,194 during fiscal years 1994, 1995 and 1996, respectively. Office space was leased from a partnership comprising two of the Company's shareholders during fiscal year 1994 and a portion of 1995. Rent expense paid to shareholders for office space amounted to $113,000 and $54,000 during fiscal years 1994 and 1995, respectively. This office space lease agreement terminated in 1995 and the Company relocated. None of the Company's current office space is with a related party. Subsequent to July 31, 1996, the Company entered into an agreement to lease additional office space beginning October 1, 1996. Future minimum payments under all noncancellable leases with terms greater than one year at July 31, 1996 are:



      FISCAL YEAR ENDING
          JULY 31
          -------
           1997                  $1,160,845
           1998                   1,059,477
           1999                     949,646
           2000                     896,572
           2001                     385,286
           Thereafter                    --


NOTE 12 - OTHER INCOME - NET:

          The Company recorded a non-taxable gain of $1,000,000 in the fourth quarter of fiscal year 1996 for the receipt of insurance proceeds on the life of the former Chief Financial Officer of the Company. Additionally, the Company has included in this line item all non-recurring transaction costs related to mergers, including MHA, which was accounted for as a pooling of interests.

                               PMT SERVICES, INC.

NOTE 13 - INCOME TAXES:

The provision for income taxes comprises the following:


                                                   YEAR ENDED JULY 31,
                                          -------------------------------------
                                             1994         1995         1996
                                          -----------  -----------  -----------
 Current tax expense:
   Federal..............................  $1,326,735   $2,195,712   $5,181,642
   State................................     251,733      430,395      976,031
                                          ----------   ----------   ----------
                                           1,578,468    2,626,107    6,157,673
                                          ----------   ----------   ----------
 Deferred tax benefit:
   Federal..............................    (109,215)     (80,238)    (820,922)
   State................................     (21,677)      (8,830)    (139,018)
                                          ----------   ----------   ----------
                                            (130,892)     (89,068)    (959,940)
                                          ----------   ----------   ----------
 Increase in valuation
   allowance............................          --      137,288      194,831
                                          ----------   ----------   ----------
                                          $1,447,576   $2,674,327   $5,392,564
                                          ----------   ----------   ----------

The Company's effective tax rate differs from the statutory rate as follows:

                                                   YEAR ENDED JULY 31,
                                           -----------------------------------
                                             1994         1995         1996
                                           ---------   ----------   ----------
 Federal tax at statutory rate.............     34.0%        34.0%        34.0%
 Increase in taxes resulting from:

   State income taxes (net
    of federal tax benefit)................      3.9          3.9          3.9
   Minority interest.......................       --          1.3          0.8
   Valuation allowance.....................       --          2.0          1.4
   Other...................................      0.2         (3.0)        (2.1)
                                           ---------   ----------   ----------
                                                38.1%        38.2%        38.0%
                                           ---------   ----------   ----------

       Deferred income taxes under SFAS 109 reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets at July 31, 1995 and 1996 are as follows:

                               PMT SERVICES, INC.


                                                 JULY 31,
                                          -----------------------
                                             1995        1996
                                          ----------  -----------
    Current tax assets:
      Compensation liabilities..........  $  24,321   $   30,897
      Loss reserves.....................    200,896      178,069
      Other.............................     37,749       56,695
                                          ---------   ----------
    Net current tax assets..............  $ 262,966   $  265,661
                                          ---------   ----------

    Noncurrent tax assets:
      Merchant portfolio amortization...  $ 682,907   $1,586,194
      Net operating loss of subsidiary..    137,288      332,119
                                          ---------   ----------
                                            820,195    1,918,313
      Noncurrent tax liability:
      Depreciation......................   (101,454)    (242,327)
                                          ---------   ----------
     Net noncurrent tax assets..........    718,741    1,675,986
                                          ---------   ----------
     Valuation allowance................   (137,288)    (332,119)
                                          ---------   ----------
                                          $ 581,453   $1,343,867
                                          ---------   ----------

     As of July 31, 1996, the Company has approximately $874,000 of federal and state net operating loss carryforwards available to offset future taxable income of a subsidiary of the Company. A valuation allowance has been established for these net operating losses.

NOTE 14 - COMMITMENTS AND CONTINGENCIES:

     In addition to the third-party debt guaranty and operating leases described in Notes 3 and 9 above, the Company is subject to the following commitments and contingencies described herein.

     The Company entered into an agreement in July 1995 to purchase the rights to service merchant accounts to be generated by another independent sales and service provider ("service provider") under a contract with the Company's primary processing bank. The Company's option to purchase may be exercised upon the earlier of default by the service provider under its loan agreement with a third party or December 1, 1997 and expires on January 31, 1998. The purchase price will be derived as a multiple of average monthly cash flow generated by the merchant accounts for the three months immediately prior to the purchase.

                               PMT SERVICES, INC.

     The Company's agreement with its primary processing bank was amended to require the Company to purchase the service provider's merchant accounts by January 31, 1998. Additionally, the Company has indemnified the processing bank for any losses incurred by the processing bank with respect to the service provider's merchant accounts.

     In connection with the option agreement, the Company has guaranteed the service provider's loan to a third party in the amount of $250,000. The Company has also entered into a service agreement whereby the Company will provide customer service, processing equipment deployment and related services to the service provider's merchant accounts for a monthly fee of $4.75 per merchant
account.    At July 31, 1996, the service provider was a newly developed entity without significant merchant accounts generated.

     VISA and MasterCard require merchants accepting VISA and MasterCard credit cards to contract directly with a processing bank that is a member bank of the VISA or MasterCard associations. The Company is not a party to the merchant processing agreements and is therefore dependent upon its contractual arrangements with its processing banks in order to continue to service its merchant portfolio. The Company has a contractual right to receive revenues derived from the discount rate and fees earned on its merchant portfolio so long as the merchant continues to process transactions on the processing bank's system and the Company provides adequate service to the merchant and remains in compliance under its agreement with the processing bank. Under the terms of the Company's agreement with its primary processing bank, the Company is permitted to transfer merchants to another processing bank subject to time limitations and termination fees. This agreement provides mobility for substantially all of the Company's merchant base. However, in order to transfer merchant contracts, the Company must pay the processing bank a fee determined by a formula related to the annualized aggregate transaction volume of the merchants transferred.

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